NEWS RELEASE

Innovative Card Technologies Announces First Quarter Results
InCard DisplayCard developer posts 39% year-over-year increase in first quarter revenue

First Quarter Highlights
•	Achieved $741K in revenue, a 39% increase over 2009 first quarter performance
•	Posted positive gross margins for the fourth consecutive quarter

Los Angeles, CA – May 18, 2010 – Innovative Card Technologies, Inc. (OTCBB: INVC), developers of the market-proven InCard DisplayCardTM security device for e-banking, e-commerce, and data access, announced first quarter financial results. InCard posted a 39% year-over-year improvement in first quarter revenue, taking in $741,079 in the first quarter of 2010, compared with $534,223 in 2009.

In addition to the year-over-year revenue improvement, the company posted positive gross margins for the fourth consecutive quarter.

"Despite predictable, annual holiday production shutdowns by our suppliers and continued financial stress in our target market, we have continued year-to-year sales growth and achieved another strong revenue performance in the first quarter,” said Richard Nathan, President and CEO of InCard Technologies.

The InCard DisplayCard is the world’s only mass-produced display-bearing electronic credit card featuring the UL consumer safety mark. The card is used by banks, traders, and online vendors to authenticate customer identity during online transactions. It is also used by various enterprise organizations worldwide to authenticate employee access to electronic information systems.

About Innovative Card Technologies
Innovative Card Technologies, Inc. (OTCBB: INVC) was founded in 1993 to add advanced features to payment cards. The company’s InCard DisplayCard and ICard products enable dual-factor authentication in a convenient credit card form-factor. The cards can be configured to offer RFID physical access or payment capabilities, and generate one-time passwords to verify the presence of the card during online and data systems login. www.incard.com.

Investor Relations
Jose Castaneda
720-733-0052, ir@incard.com

This release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements included in this document are based upon information available to InCard as of the date hereof, and InCard has not assumed any duty to update these forward-looking statements to reflect events or circumstances after the date of this document.  A discussion of various factors that could cause InCard’s actual results to differ materially from those expressed in such forward-looking statements is included in InCard’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10K, dated May 15, 2009.

INNOVATIVE CARD TECHNOLOGIES
US BANK TOWER • 633 WEST 5TH ST, SUITE 2600 • LOS ANGELES, CA • 90071
PHONE: 213.223.2145 • FAX: 213.223.2147 • WWW.INCARD.COM

Summary Income Statement (for complete financials, refer to our filings at www.incard.com/investors.html)

	Q1 2010	Q1 2009
Revenue	$741,079	$534,223
Cost of Goods Sold	$669,614	$586,960
Gross Profit	$71,465	$(52,737)
Total Operating Expenses	$628,080	$680,915
Loss from Operations	$(556,555)	$(733,652)
Total Other Income (Loss)	$143,993	$(10,172,617)
Net Loss	$(412,562)	$(10,906,269)

Summary Balance Sheet

	March 31, 2010	December 31, 2009
Assets
Current: Cash and cash equivalents	$186,306	$245,765
Accounts receivable	$399,582	$699,854
Other (production goods)	$418,629	$517,655
Total current assets	$1,004,517	$1,463,274
Total assets	$1,088,630	$1,560,757

Liabilities and stockholders' deficit
Total current liabilities	$6,334,099	$1,679,332
Total liabilities	$8,392,143	$8,989,132
Stockholders' deficit
Total deficiency in stockholders' equity	(7,303,513)	(7,428,375)
Total liabilities and deficiency in stockholders' equity	$1,088,630	$1,560,757